UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2020

Cocrystal Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38418	35-2528215
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19805 N. Creek Parkway Bothell, WA	98011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 459-1831

(Former name or former address, if changed since last report.):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	COCP	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Item 1.01	Entry into a Material Definitive Agreement.

On January 29, 2020, Cocrystal Pharma, Inc. (the “Company”) entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (“AGP”), pursuant to which AGP agreed to serve as the placement agent in connection with the registered offering of 3,492,063 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) at a public offering price of $0.63 per share (the “Offering”). In connection with the Offering, the Company also entered into Securities Purchase Agreements with certain investors named therein (collectively, the “Securities Purchase Agreements”), pursuant to which the Company agreed to issue the Shares directly to investors. The Company expects to receive approximately $2.0 million in net proceeds from the Offering, after deducting placement agency commissions and estimated offering expenses. The Company intends to use the net proceeds from the Offering for general corporate purposes and working capital.

The Shares are being offered and sold pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-220632), which was declared effective by the Securities and Exchange Commission (the “SEC”) on October 10, 2017, and the base prospectus included therein, as amended and supplemented by the prospectus supplement expected to be filed with the SEC on January 31, 2020.

The Company expects the Offering to close on or about January 31, 2020, subject to the satisfaction of customary closing conditions. The Securities Purchase Agreements contain customary representations, warranties and covenants of the Company, indemnification obligations of the Company, termination provisions and conditions to closing. The Placement Agency Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing. Pursuant to the Placement Agency Agreement, the Company agreed, subject to limited exceptions, to indemnify AGP and its affiliates against losses arising from AGP’s activities thereunder. The Company also agreed to pay AGP a cash fee equal to 7% of the gross proceeds from the sale of the Shares in the Offering.

In connection with the Offering, the Company’s executive officers, directors and certain principal stockholders have also agreed, subject to limited exceptions, not to sell or transfer for 30 days following the closing any securities of the Company held by them.

The foregoing description of the Placement Agency Agreement and the Securities Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Placement Agency Agreement filed as Exhibit 1.1 and the Securities Purchase Agreements, a form of which is filed as Exhibit 10.1, to this Current Report on Form 8-K, each of which is incorporated herein by reference.

A copy of the opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A. relating to the validity of the issuance and sale of the Shares pursuant to the Securities Purchase Agreements is also filed herewith as Exhibit 5.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description.

1.1	Placement Agency Agreement, dated as of January 29, 2020, by and between Cocrystal Pharma, Inc. and A.G.P./Alliance Global Partners

5.1	Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A.

10.1	Form of Securities Purchase Agreement*

23.1	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A. (included in Exhibit 5.1)

* Exhibits and/or Schedules have been omitted. The Company hereby agrees to furnish to the Commission upon request any omitted information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cocrystal Pharma, Inc.

Date: January 31, 2020	By:	/s/ James Martin
	Name:	James Martin
	Title:	Chief Financial Officer